Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

BLUE APRON HOLDINGS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Blue Apron Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:  That the first sentence of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following three paragraphs are inserted in lieu thereof:

“FOURTH:  That, effective on the filing of this Certificate of Amendment to Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-15 reverse stock split of the Corporation’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), and the Corporation’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), shall become effective, pursuant to which (i) each 15 shares of Class A Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Class A Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class A Common Stock from and after the Effective Time, and (ii) each 15 shares of Class B Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Class B Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class B Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”).  The par value of the Class A Common Stock and Class

B Common Stock following the Reverse Stock Split shall remain at $0.0001 per share.  No fractional shares of Class A Common Stock or Class B Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Class A Common Stock or Class B Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Class A Common Stock or Class B Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Class A Common Stock or Class B Common Stock, as applicable, to which such holder would otherwise be entitled multiplied by the closing price per share of the Class A Common Stock on the New York Stock Exchange at the close of business on the trading day preceding the date of the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common Stock or Class B Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Class A Common Stock or Class B Common Stock, as applicable, after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Class A Common Stock or Class B Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Class A Common Stock or Class B Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Class A Common Stock or Class B Common Stock, as applicable, after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,185,000,000 shares, consisting of 1,500,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 175,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), 500,000,000 shares of Class C Capital Stock, $0.0001 par value per share (“Class C Capital Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 14th day of June, 2019.

/s/ Linda F. Kozlowski
Linda F. Kozlowski
President and Chief Executive Officer